May 4, 2023
Hayward Holdings Announces First Quarter Fiscal Year 2023 Financial Results

FIRST QUARTER FISCAL 2023 SUMMARY
•Net Sales of $210.1 million
•Net Income of $8.4 million
•Adjusted EBITDA* of $44.9 million
•Diluted EPS of $0.04
•Adjusted diluted EPS* of $0.07

CHARLOTTE, N.C. -- (BUSINESS WIRE) -- Hayward Holdings, Inc. (“Hayward”) (NYSE: HAYW), a global designer, manufacturer and marketer of a broad portfolio of pool equipment and associated automation systems, today announced financial results for the first quarter ended April 1, 2023 of its fiscal year 2023. Comparisons are to financial results for the prior-year first fiscal quarter.
CEO COMMENTS
“Our first quarter results were consistent with expectations, reflecting strong execution amid a progressive rightsizing of channel inventory, normalizing seasonal buying patterns, and unfavorable weather conditions in certain key markets,” said Kevin Holleran, Hayward’s President and Chief Executive Officer. “We delivered excellent structural margins through disciplined cost control and favorable pricing to offset inflation. Our operations teams performed remarkably well, demonstrating our agile manufacturing capabilities and recalibrating our cost base, and I am especially pleased to report sequential gross profit margin expansion of over 400 basis points despite lower sales volumes. While near-term demand across our industry remains below recent levels due to channel inventory reductions, global economic conditions, and difficult comparisons to a period of extremely strong growth, we continue to invest in our business to support customers with innovative new solutions and superior service. The actions we are taking today are attracting new dealers to Hayward and strengthening our position as a premier company in the pool industry.”
FIRST QUARTER FISCAL 2023 CONSOLIDATED RESULTS
Net sales decreased by 49% to $210.1 million for the first quarter of fiscal 2023. The decline in net sales during the quarter was the result of lower volumes, partially offset by favorable pricing and acquisitions. The decline in volume was primarily the result of consequential distribution channel destocking as supply chain pressures ease and lead times normalize.
Gross profit decreased by 49% to $97.9 million for the first quarter of fiscal 2023. Gross profit margin increased 20 basis points to 46.6%. The increase in gross margin was principally due to a reduction in spending, specifically in freight and overhead, as the prior-year period experienced increased costs resulting from escalated and expedited production activity.
Selling, general, and administrative expenses (“SG&A”) decreased by 20% to $54.9 million for the first quarter of fiscal 2023. The decrease in SG&A was primarily driven by cost reductions and lower compensation related expenses associated with the reduction in headcount from the enterprise cost-reduction program implemented during 2022, as well as decreased warranty expenses and bad debt expense. As a percentage of net sales, SG&A increased 930 basis points to 26%, compared to the prior-year period of 17%. Research, development, and engineering expenses were $6.0 million for the first quarter of fiscal 2023, or 3% of net sales, as compared to $5.2 million for the prior-year period, or 1% of net sales.
Operating income decreased by 74% to $27.8 million for the first quarter of fiscal 2023. The decrease in operating income was driven by lower sales. Operating income as a percentage of net sales (“operating margin”) was 13.3% for the first quarter of fiscal 2023, a 1,260 basis point reduction from the 25.9% operating margin in the first quarter of fiscal 2022.
Interest expense, net, increased by approximately 102% to $19.4 million for the first quarter of fiscal 2023 primarily as a result of variable rate increases on the term loan and utilization of the ABL revolving credit facility.
Income tax expense for the first quarter of fiscal 2023 was $0.8 million for an effective tax rate of 9.0%, compared to $23.3 million at an effective tax rate of 24.0% for the prior-year period. The decrease was primarily due to the decrease in income from operations and a discrete tax benefit resulting from the exercise of stock options.

Net income decreased by 89% to $8.4 million for the first quarter of fiscal 2023.
Adjusted EBITDA* decreased by 64% to $44.9 million for the first quarter of fiscal 2023. Adjusted EBITDA margin decreased 940 basis points to 21.4%.
Diluted EPS decreased by 87% to $0.04 for the first quarter of fiscal 2023. Adjusted diluted EPS decreased by 80% to $0.07 for the first quarter of fiscal 2023.
FIRST QUARTER FISCAL 2023 SEGMENT RESULTS
North America
Net sales decreased by 53% to $162.7 million for the first quarter of fiscal 2023. The decrease was primarily the result of a decline in volume, partially offset by increases in price and the favorable impact of acquisitions. The decline in volume was primarily the result of consequential distribution channel destocking as supply chain pressures ease and lead times normalize, and partially as a result of poor weather.
Segment income decreased by 69% to $33.3 million for the first quarter of fiscal 2023. Adjusted segment income* decreased by 66% to $39.3 million.
Europe & Rest of World
Net sales decreased by 26% to $47.4 million for the first quarter of fiscal 2023. The decrease was primarily due to a decline in volume as a result of distribution channel destocking, geopolitical factors, macroeconomic uncertainty, and unfavorable impact of foreign currency translation, partially offset by net price increases.
Segment income decreased by 42% to $9.9 million for the first quarter of fiscal 2023. Adjusted segment income* decreased by 45% to $10.1 million.
BALANCE SHEET AND CASH FLOW
As of April 1, 2023, Hayward had cash and cash equivalents of $41.0 million and approximately $256.8 million available for future borrowings under its revolving credit facilities. Cash flow used by operations for the three months ended April 1, 2023 of approximately $91 million was an increase of approximately $34 million from the prior-year period primarily as a result of the decrease in net income, partially offset by a decrease in cash used for working capital compared to the prior-year period.
OUTLOOK
Hayward is reaffirming its full year 2023 guidance reflecting current global economic conditions and reductions in channel inventory levels. Hayward remains positive about the health of the pool industry, particularly the strength of the ever-increasing aftermarket, which represents approximately 80% of Hayward's business. The industry continues to benefit from secular demand tailwinds, including outdoor living, sunbelt migration, smart home technology adoption, and environmentally sustainable products. Hayward is confident in its long-term outlook for profitable growth and robust cash flow generation, driven by new product innovation, expanding commercial relationships, and operational excellence.

For the full fiscal year 2023, Hayward continues to expect net sales to decrease 18% to 22% compared to the prior year, and continues to expect Adjusted EBITDA* of $265 million to $285 million.
Please see the Forward-Looking Statements section of this release for a discussion of certain risks relevant to Hayward’s outlook.
CONFERENCE CALL INFORMATION
Hayward will hold a conference call to discuss the results today, May 4, 2023 at 9:00 a.m. (ET).
Interested investors and other parties can listen to a webcast of the live conference call by logging onto the Investor Relations section of the company's website at https://investor.hayward.com/events-and-presentations/default.aspx. An earnings presentation will be posted to the Investor Relations section of the company’s website prior to the conference call.
The conference call can also be accessed by dialing (844) 825-9789 or (412) 317-5180. The passcode for the live call is 8941181.
For those unable to listen to the live conference call, a replay will be available approximately two hours after the call through the archived webcast on the Hayward website or by dialing (844) 512-2921 or (412) 317-6671. The access code for the replay is 10177983. The replay will be available until 11:59 p.m. Eastern Time on May 18, 2023.
ABOUT HAYWARD HOLDINGS, INC.
Hayward Holdings, Inc. (NYSE: HAYW) is a leading global designer and manufacturer of pool and outdoor living technology. With a mission to deliver exceptional products, outstanding service and innovative solutions to transform the experience of water, Hayward offers a full line of energy-efficient and sustainable residential and commercial pool equipment including pumps, filters, heaters, cleaners, sanitizers, LED lighting, and water features all digitally connected through Hayward’s intuitive IoT-enabled SmartPad™.
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This press release contains certain statements that are “forward-looking statements” as that term is defined under the Private Securities Litigation Reform Act of 1995 (the “Act”) and releases issued by the Securities and Exchange Commission (the “SEC”). Such forward-looking statements relating to Hayward are based on the beliefs of Hayward’s management as well as assumptions made by, and information currently available to it. These forward-looking statements include, but are not limited to, statements about Hayward’s strategies, plans, objectives, expectations, intentions, expenditures and assumptions and other statements contained in or incorporated by reference in this earnings release that are not historical facts. When used in this document, words such as “guidance,” “may,” “will,” “should,” “could,” “intend,” “potential,” “continue,” “anticipate,” “believe,” “estimate,” “expect,” “plan,” “target,” “predict,” “project,” “seek” and similar expressions as they relate to Hayward are intended to identify forward-looking statements. Hayward believes that it is important to communicate its future expectations to its stockholders, and it therefore makes forward-looking statements in reliance upon the safe harbor provisions of the Act. However, there may be events in the future that Hayward is not able to accurately predict or control, and actual results may differ materially from the expectations it describes in its forward-looking statements.
Examples of forward-looking statements include, among others, statements Hayward makes regarding: Hayward’s 2023 guidance; financial position; business plans and objectives; general economic and industry trends; business prospects; future product development and acquisition strategies; future channel stocking levels; growth and expansion opportunities; operating results; and working capital and liquidity. The forward-looking statements in this earnings release are only predictions. Hayward may not achieve the plans, intentions or expectations disclosed in Hayward’s forward-looking statements, and you should not place significant reliance on its forward-looking statements. Hayward has based these forward-looking statements largely on its current expectations and projections about future events and financial trends that it believes may affect its business, financial condition and results of operations. Moreover, neither Hayward nor any other person assumes responsibility for the accuracy and completeness of forward-looking statements taken from third-party industry and market reports.
Important factors that could affect Hayward’s future results and could cause those results or other outcomes to differ materially from those indicated in its forward-looking statements include the following: its relationships with and the performance of distributors, builders, buying groups, retailers and servicers who sell Hayward’s products to pool owners; impacts on Hayward’s business from the sensitivity of its business to seasonality and unfavorable economic business and weather conditions; competition from national and global companies, as well as lower-cost manufacturers; Hayward’s ability to develop, manufacture and effectively and profitably market and sell its new planned and future products; its ability to execute on its growth strategies and expansion opportunities; impacts on Hayward’s business from political, regulatory, economic, trade, and other risks associated with operating foreign businesses, including risks associated with geopolitical conflict; its ability to maintain favorable relationships with suppliers and manage disruptions to its global supply chain and the availability of raw materials; Hayward’s ability to identify emerging technological and other trends in its target end markets; failure of markets to accept new product introductions and enhancements; the ability to successfully identify, finance, complete and integrate acquisitions; its reliance on information technology systems and susceptibility to threats to those systems, including cybersecurity threats, and risks arising from its collection and use of personal information data; regulatory changes and developments affecting Hayward’s current and future products; volatility in currency exchange rates and interest rates; Hayward’s ability to service its existing indebtedness and obtain additional capital to finance operations and its growth opportunities; Hayward’s ability to establish and maintain intellectual property protection for its products, as well as its ability to operate its business without infringing, misappropriating or otherwise violating the intellectual property rights of others; the impact of material cost and other inflation; Hayward’s ability to attract and retain senior management and other qualified personnel; the impact of changes in laws, regulations and administrative policy, including those that limit U.S. tax benefits, impact trade agreements and tariffs, or address the impacts of climate change; the outcome of litigation and governmental proceedings; impacts on Hayward’s product manufacturing disruptions, including as a result of catastrophic and other events beyond its control, including risks associated with geopolitical conflict; uncertainties affecting the pace of distribution channel destocking and its impact on sales volumes; Hayward’s ability to realize cost savings from restructuring activities; Hayward’s and its customers’ ability to manage product inventory in an effective and efficient manner; and other factors set forth in “Risk Factors” in Hayward’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q.
Many of these factors are macroeconomic in nature and are, therefore, beyond Hayward’s control. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, Hayward’s actual results, performance or achievements may vary materially from those described in this earnings release as anticipated, believed, estimated, expected, intended, planned or projected. The forward-looking statements included in this earnings release are made only as of the date of this earnings release. Unless required by United States federal securities laws, Hayward neither intends nor assumes any obligation to update these forward-looking statements for any reason after the date of this earnings release to conform these statements to actual results or to changes in Hayward’s expectations.

*NON-GAAP FINANCIAL MEASURES
This earnings release includes certain financial measures not presented in accordance with the generally accepted accounting principles in the United States (“GAAP”) including adjusted net income, adjusted basic EPS, adjusted diluted EPS, EBITDA, adjusted EBITDA, adjusted EBITDA margin, consolidated segment income, adjusted consolidated segment income, adjusted consolidated segment income margin, adjusted segment income and adjusted segment income margin. These financial measures are not measures of financial performance in accordance with GAAP and may exclude items that are significant in understanding and assessing the Company’s financial results. Hayward believes these non-GAAP measures provide analysts, investors and other interested parties with additional insight into the underlying trends of its business and assist these parties in analyzing the company’s performance across reporting periods on a consistent basis by excluding items that it does not believe are indicative of its core operating performance, which allows for a better comparison against historical results and expectations for future performance. Management uses these non-GAAP measures to understand and compare operating results across reporting periods for various purposes including internal budgeting and forecasting, short and long-term operating planning, employee incentive compensation, and debt compliance. Therefore, these measures should not be considered in isolation or as an alternative to net income (loss), segment income or other measures of profitability, performance or financial condition under GAAP. You should be aware that the Company’s presentation of these measures may not be comparable to similarly titled measures used by other companies, which may be defined and calculated differently. See the appendix for a reconciliation of historical non-GAAP measures to the most directly comparable GAAP measures.
Reconciliation for the forward-looking full year fiscal 2023 net sales and adjusted EBITDA outlook is not being provided, as Hayward does not currently have sufficient data to accurately estimate the variables and individual adjustments for such reconciliation.

Hayward Holdings, Inc.
Unaudited Condensed Consolidated Balance Sheets
(Dollars in thousands, except per share data)

	April 1, 2023	December 31, 2022
Assets
Current assets
Cash and cash equivalents	$41,027	$56,177
Accounts receivable, net of allowances of $4,088 and $3,937, respectively	308,274	209,109
Inventories, net	274,682	283,658
Prepaid expenses	8,641	14,981
Income tax receivable	27,847	27,173
Other current assets	17,903	21,186
Total current assets	678,374	612,284
Property, plant, and equipment, net of accumulated depreciation of $88,543 and $84,119, respectively	151,782	149,828
Goodwill	933,044	932,396
Trademark	736,000	736,000
Customer relationships, net	224,396	230,503
Other intangibles, net	103,685	106,673
Other non-current assets	98,412	107,329
Total assets	$2,925,693	$2,875,013

Liabilities and Stockholders’ Equity
Current liabilities
Current portion of the long-term debt	$14,570	$14,531
Accounts payable	56,099	54,022
Accrued expenses and other liabilities	124,384	163,283
Income taxes payable	—	574
Total current liabilities	195,053	232,410
Long-term debt, net	1,169,114	1,085,055
Deferred tax liabilities, net	261,985	264,111
Other non-current liabilities	69,422	70,403
Total liabilities	1,695,574	1,651,979

Stockholders’ equity
Preferred stock, $0.001 par value, 100,000,000 authorized, no shares issued or outstanding as of April 1, 2023 and December 31, 2022	—	—
Common stock $0.001 par value, 750,000,000 authorized; 241,441,438 issued and 212,775,069 outstanding at April 1, 2023; 240,529,150 issued and 211,862,781 outstanding at December 31, 2022	242	241
Additional paid-in capital	1,072,494	1,069,878
Common stock in treasury; 28,666,369 and 28,666,369 at April 1, 2023 and December 31, 2022, respectively	(357,424)	(357,415)
Retained earnings	508,632	500,222
Accumulated other comprehensive income	6,175	10,108
Total stockholders’ equity	1,230,119	1,223,034
Total liabilities, redeemable stock, and stockholders’ equity	$2,925,693	$2,875,013

Hayward Holdings, Inc.
Unaudited Condensed Consolidated Statements of Operations
(Dollars in thousands, except per share data)

	Three Months Ended
	April 1, 2023	April 2, 2022
Net sales	$210,136	$410,460
Cost of sales	112,245	220,066
Gross profit	97,891	190,394
Selling, general, and administrative expense	54,887	68,857
Research, development, and engineering expense	5,977	5,236
Acquisition and restructuring related expense	1,563	2,271
Amortization of intangible assets	7,617	7,610
Operating income	27,847	106,420
Interest expense, net	19,361	9,562
Other (income) expense, net	(759)	(514)
Total other expense	18,602	9,048
Income from operations before income taxes	9,245	97,372
Provision for income taxes	835	23,340
Net income	$8,410	$74,032

Earnings per share
Basic	$0.04	$0.32
Diluted	$0.04	$0.30

Weighted average common shares outstanding
Basic	212,523,221	232,271,684
Diluted	220,501,177	243,143,149

Hayward Holdings, Inc. Unaudited Condensed Consolidated Statements of Cash Flows (In thousands)	Three Months Ended
	April 1, 2023	April 2, 2022
Cash flows from operating activities
Net income	$8,410	$74,032
Adjustments to reconcile net income to net cash used by operating activities
Depreciation	4,362	4,840
Amortization of intangible assets	9,254	9,097
Amortization of deferred debt issuance fees	1,090	825
Stock-based compensation	2,047	1,641
Deferred income taxes	(328)	(4,722)
Allowance for bad debts	145	3,051
Loss on disposal of property, plant and equipment	32	53
Changes in operating assets and liabilities
Accounts receivable	(98,802)	(144,045)
Inventories	9,933	(28,131)
Other current and non-current assets	8,150	10,234
Accounts payable	1,855	8,015
Accrued expenses and other liabilities	(37,030)	8,170
Net cash used by operating activities	(90,882)	(56,940)

Cash flows from investing activities
Purchases of property, plant, and equipment	(6,239)	(7,329)
Acquisitions, net of cash acquired	—	(177)
Net cash used by investing activities	(6,239)	(7,506)

Cash flows from financing activities
Purchase of common stock for treasury	(9)	(80,927)
Payments of short-term notes payable	(2,214)	—
Payments of long-term debt	(3,074)	(2,500)
Proceeds from revolving credit facility	139,200	—
Payments on revolving credit facility	(52,500)	—
Other, net	367	421
Net cash provided by (used by) financing activities	81,770	(83,006)

Effect of exchange rate changes on cash and cash equivalents and restricted cash	201	(187)
Change in cash and cash equivalents and restricted cash	(15,150)	(147,639)
Cash and cash equivalents and restricted cash, beginning of period	56,177	265,796
Cash and cash equivalents and restricted cash, end of period	$41,027	$118,157

Supplemental disclosures of cash flow information
Cash paid-interest	$18,898	$8,477
Cash paid-income taxes	2,384	9,713

Reconciliations
Consolidated Reconciliations
Adjusted EBITDA and Adjusted EBITDA Margin Reconciliations (Non-GAAP)
Following is a reconciliation from net income to adjusted EBITDA:

(Dollars in thousands)	Three Months Ended
	April 1, 2023	April 2, 2022
Net income	$8,410	$74,032
Depreciation	4,362	4,840
Amortization	9,254	9,097
Interest expense	19,361	9,562
Income taxes	835	23,340
EBITDA	42,222	120,871
Stock-based compensation (a)	357	937
Currency exchange items (b)	(74)	(729)
Acquisition and restructuring related expense, net (c)	1,563	2,271
Other (d)	861	2,899
Total Adjustments	2,707	5,378
Adjusted EBITDA	$44,929	$126,249
Adjusted EBITDA margin	21.4%	30.8%

(a)
Represents non-cash stock-based compensation expense related to equity awards issued to management, employees, and directors. Beginning in the three months ended July 2, 2022, the adjustment includes only expense related to awards issued under the 2017 Equity Incentive Plan, which were awards granted prior to the effective date of Hayward’s initial public offering (the “IPO”), whereas in prior periods, the adjustment included stock-based compensation expense for all equity awards. Under the historical presentation, the stock-based compensation adjustment for the three months ended April 1, 2023 would have been an expense of $2.0 million.

(b)	Represents unrealized non-cash losses (gains) on foreign denominated monetary assets and liabilities and foreign currency contracts.
(c)
Adjustments in the three months ended April 1, 2023 are primarily driven by $0.8 million of separation costs associated with the enterprise cost reduction program initiated in 2022, $0.3 million of integration costs from prior acquisitions and $0.3 million of costs associated with the relocation of the corporate headquarters. Adjustments in the three months ended April 2, 2022 primarily includes costs associated with the relocation of the corporate headquarters.

(d)
Adjustments in the three months ended April 1, 2023 primarily includes $0.4 million of transitional expenses incurred to enable go-forward public company regulatory compliance and $0.4 million of costs incurred related to the selling stockholder offering of shares in March 2023. Adjustments in the three months ended April 2, 2022 are primarily driven by $1.2 million of bad debt write-offs for certain customers in Russia and Ukraine and other miscellaneous items we believe are not representative of our ongoing business operations.

Following is a reconciliation from net income to adjusted EBITDA for the last twelve months:

(Dollars in thousands)	Last Twelve Months(e)	Fiscal Year
	April 1, 2023	December 31, 2022
Net income	$113,725	$179,347
Depreciation	18,768	19,246
Amortization	38,550	38,393
Interest expense	61,186	51,387
Income taxes	32,385	54,890
EBITDA	264,614	343,263
Stock-based compensation (a)	1,022	1,602
Currency exchange items (b)	1,581	926
Acquisition and restructuring related expense, net (c)	7,454	8,162
Other (d)	11,584	13,622
Total Adjustments	21,641	24,312
Adjusted EBITDA	$286,255	$367,575
Adjusted EBITDA margin	25.7%	28.0%

(a)	Represents non-cash stock-based compensation expense related to equity awards issued to management, employees, and directors. Beginning in the three months ended July 2, 2022, the adjustment includes only expense related to awards issued under the 2017 Equity Incentive Plan, which were awards granted prior to the effective date of Hayward’s initial public offering (the “IPO”), whereas in prior periods, the adjustment included stock-based compensation expense for all equity awards. Under the historical presentation, the stock-based compensation adjustment for the three months ended April 1, 2023 would have been an expense of $2.0 million.

(b)	Represents unrealized non-cash losses (gains) on foreign denominated monetary assets and liabilities and foreign currency contracts.
(c)
Adjustments in the last twelve months ended April 1, 2023 include $3.7 million separation costs associated with a reduction-in-force from the enterprise cost reduction program, $3.3 million of costs associated with the relocation of the corporate headquarters, $1.9 million transaction costs associated with the acquisition of the specialty lighting business of Halco Technologies, LLC ("Specialty Lighting Business"), and $0.3 million of integration costs from prior acquisitions, partially offset by a $2.4 million gain resulting from the release of certain reserves associated with the exit of an early-stage product line discontinued in 2021.

Adjustments in the year ended December 31, 2022 primarily include $5.0 million of costs associated with the relocation of the corporate headquarters, $2.9 million separation costs associated with a reduction-in-force, and $1.9 million transaction costs associated with the acquisition of the Specialty Lighting Business, partially offset by a $2.4 million gain resulting from the release of certain reserves associated with the exit of an early-stage product line discontinued in 2021.

(d)
Adjustments in the last twelve months ended April 1, 2023 include $5.5 million of expenses associated with the discontinuation of a product joint development agreement, a $3.3 million non-cash increase in cost of goods sold resulting from the fair value inventory step-up adjustment recognized as part of the purchase accounting for the Specialty Lighting Business, $2.3 million of transitional expenses incurred to enable go-forward public company regulatory compliance, $1.8 million of costs incurred related to registered share offerings by selling stockholders, which are reported in SG&A in our consolidated statements of operations, $0.3 million of expenses related to the corporate headquarters transition, and other immaterial items, partially offset by $1.0 million of subsequent collections against bad debt reserves taken in response to the conflict between Russia and Ukraine and $1.1 million of gains resulting from an insurance policy reimbursement related to the fire incident in our manufacturing and administrative facilities in Yuncos, Spain.

Adjustments in the year ended December 31, 2022 include $5.5 million of expenses associated with the discontinuation of a product joint development agreement, a $3.3 million non-cash increase in cost of goods sold resulting from the fair value inventory step-up adjustment recognized as part of the purchase accounting for the Specialty Lighting Business, $2.3 million of transitional expenses incurred to enable go-forward public company regulatory compliance, $1.4 million of costs incurred related to the selling stockholder offering of shares in May 2022, which are reported in SG&A in our consolidated statements of operations, $0.9 million of expenses related to the corporate headquarters transition, $0.2 million bad debt reserves related to certain customers impacted by the conflict between Russia and Ukraine, and other immaterial items, partially offset by subsequent collections and $1.1 million of gains resulting from an insurance policy reimbursement related to the fire incident in our manufacturing and administrative facilities in Yuncos, Spain.

(e)
Items for the last twelve months ended April 1, 2023 are calculated by adding the items for the three months ended April 1, 2023 plus fiscal year ended December 31, 2022 and subtracting the items for the three months ended April 2, 2022.

Adjusted Net Income and Adjusted EPS Reconciliation (Non-GAAP)
Following is a reconciliation of net income to adjusted net income and earnings per share to adjusted earnings per share:

(Dollars in thousands)	Three Months Ended
	April 1, 2023	April 2, 2022
Net income	$8,410	$74,032
Tax adjustments (a)	(1,548)	—
Other adjustments and amortization:
Stock-based compensation (b)	357	937
Currency exchange items (c)	(74)	(729)
Acquisition and restructuring related expense, net (d)	1,563	2,271
Other (e)	861	2,899
Total other adjustments	2,707	5,378
Amortization	9,254	9,097
Tax effect (f)	(3,084)	(3,470)

Certain transaction-related adjustments (g):
Acquisitions	—	1,442
Tax effect (f)	—	(346)
Adjusted net income	$15,739	$86,133

Weighted average number of common shares outstanding, basic	212,523,221	232,271,684
Weighted average number of common shares outstanding, diluted	220,501,177	243,143,149

Basic EPS	$0.04	$0.32
Diluted EPS	$0.04	$0.30

Adjusted basic EPS	$0.07	$0.37
Adjusted diluted EPS	$0.07	$0.35

(a)
Tax adjustments for the three months ended April 1, 2023 reflect a normalized tax rate of 25.8% compared to our effective tax rate of 9.0%. Our effective tax rate for the three months ended April 1, 2023 includes the tax benefit resulting from the exercise of stock options. Tax adjustments for the three months ended April 2, 2022 reflect a normalized tax rate of 24.0% which matches our effective tax rate of 24.0%. All non-tax adjustments are effected at the normalized rate.

(b)	Represents non-cash stock-based compensation expense related to equity awards issued to management, employees, and directors. Beginning in the three months ended July 2, 2022, the adjustment includes only expense related to awards issued under the 2017 Equity Incentive Plan, which were awards granted prior to the effective date of Hayward’s initial public offering (the “IPO”), whereas in prior periods, the adjustment included stock-based compensation expense for all equity awards. Under the historical presentation, the stock-based compensation adjustment for the three months ended April 1, 2023 would have been an expense of $2.0 million.

(c)	Represents unrealized non-cash losses (gains) on foreign denominated monetary assets and liabilities and foreign currency contracts.
(d)	Adjustments in the three months ended April 1, 2023 are primarily driven by $0.8 million of separation costs associated with the enterprise cost reduction program initiated in 2022, $0.3 million of integration costs from prior acquisitions and $0.3 million of costs associated with the relocation of the corporate headquarters. Adjustments in the three months ended April 2, 2022 primarily includes costs associated with the relocation of the corporate headquarters.
(e)	Adjustments in the three months ended April 1, 2023 primarily includes $0.4 million of transitional expenses incurred to enable go-forward public company regulatory compliance and $0.4 million of costs incurred related to the selling stockholder offering of shares in March 2023. Adjustments in the three months ended April 2, 2022 are primarily driven by $1.2 million of bad debt write-offs for certain customers in Russia and Ukraine and other miscellaneous items we believe are not representative of our ongoing business operations.
(f)	The tax effect represents the immediately preceding adjustments at the normalized tax rates as discussed in footnote (a) above.
(g)
The adjustments for the three months ended April 2, 2022 represent adjustments related to the acquisition of the specialty lighting business of Halco Technologies, LLC, as if the acquisition had occurred at the beginning of the period.

Segment Reconciliations
Following is a reconciliation from segment income to adjusted segment income for the North America (“NAM”) and Europe & Rest of World (“E&RW”) segments:

(Dollars in thousands)	Three Months Ended			Three Months Ended
	April 1, 2023			April 2, 2022
	Total	NAM	E&RW	Total	NAM	E&RW
Net sales	$210,136	$162,704	$47,432	$410,460	$346,296	$64,164
Gross profit	$97,891	$79,013	$18,878	$190,394	$163,057	$27,337
Gross profit margin %	46.6%	48.6%	39.8%	46.4%	47.1%	42.6%

Income from operations before income taxes	$9,245			$97,372
Expenses not allocated to segments
Corporate expense, net	6,099			9,279
Acquisition and restructuring related expense	1,563			2,271
Amortization of intangible assets	7,617			7,610
Interest expense, net	19,361			9,562
Other (income) expense, net	(759)			(514)
Segment income	$43,126	$33,276	$9,850	$125,580	$108,611	$16,969
Segment income margin %	20.5%	20.5%	20.8%	30.6%	31.4%	26.4%
Depreciation	$4,305	$4,088	$217	$4,503	$4,334	$169
Amortization	1,637	1,637	—	1,487	1,487	—
Stock-based compensation	173	162	11	(370)	(409)	39
Other (a)	98	98	—	1,410	200	1,210
Total adjustments	6,213	5,985	228	7,030	5,612	1,418
Adjusted segment income	$49,339	$39,261	$10,078	$132,610	$114,223	$18,387
Adjusted segment income margin %	23.5%	24.1%	21.2%	32.3%	33.0%	28.7%

(a)
The three months ended April 1, 2023 for NAM includes miscellaneous items we believe are not representative of our ongoing business operations. The three months ended April 2, 2022 includes $0.2 million of one-time general and administrative expenses we believe are not representative of our ongoing business operations.

The three months ended April 2, 2022 includes $1.2 million of bad debt write-offs related to certain customers impacted by the conflict between Russia and Ukraine.

CONTACTS
Investor Relations:
Kevin Maczka
investor.relations@hayward.com
Media Relations:
Tanya McNabb
tmcnabb@hayward.com
Source: Hayward Holdings, Inc.